UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: August 12, 2019

NovaBay Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33678	68-0454536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 1150, Emeryville, CA 94608

(Address of Principal Executive Offices) (Zip Code)

(510) 899-8800

(Registrant’s telephone number, including area code)

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Common Stock, par value $0.01 per share	NBY	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 12, 2019, NovaBay Pharmaceuticals, Inc. (the “Company”) filed with the Delaware Secretary of State the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”) that created its new Series A Convertible Preferred Stock (the “Preferred Stock”), authorized 2,700,000 shares of Preferred Stock and designated the preferences, rights and limitations of the Preferred Stock, a summary of which is as follows:

Rank

The Preferred Stock will rank:

●	on par with the Company’s common stock;
●	senior to any class or series of the Company’s capital stock hereafter created specifically ranking by its terms junior to the Preferred Stock; and
●	junior to any class or series of the Company’s capital stock hereafter created specifically ranking by its terms senior to the Preferred Stock,

in each case, as to dividends or distributions of assets upon our liquidation, dissolution or winding up whether voluntarily or involuntarily.

Conversion

Each share of Preferred Stock shall be convertible into one share of the Company’s common stock immediately upon stockholder approval of such conversion at a conversion price of $1.00. Prior to stockholder approval, the Preferred Stock is non-convertible. As such, the Preferred Stock is convertible into an aggregate of 2,700,000 shares of our common stock. The Preferred Stock does not contain any price-based anti-dilution protection. We have agreed to hold a Special Meeting of Stockholders no later than sixty (60) days after the closing of the Preferred Private Placement to receive stockholder approval of the conversion of the Preferred Stock.

Liquidation Preference

In the event of the Company’s liquidation, dissolution or winding up, holders of Preferred Stock will be entitled to receive the same amount that a holder of common stock does.

Voting Rights

Shares of Preferred Stock will generally have no voting rights, except as required by law and except that the consent of the majority of holders of the outstanding Preferred Stock will be required to: (i) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend the certificate of designation of the Preferred Stock, (ii) amend the Company’s certificate of incorporation or bylaws in any way that adversely affects the rights of the holders of Preferred Stock and (iii) increase the number of authorized shares of Preferred Stock.

Dividends

Holders of Preferred Stock are entitled to receive, and we are required to pay, dividends on shares of the Preferred Stock equal (on an as if converted to common stock basis) to and in the same form as dividends actually paid on shares of the common stock when, as and if such dividends are paid on shares of the common stock. The Preferred Stock is not entitled to any other dividends.

Redemption

The Company is not obligated to redeem or repurchase any shares of Preferred Stock. Shares of Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions.

Listing

There is no established public trading market for the Preferred Stock, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Preferred Stock on any national securities exchange or trading system.

Fundamental Transactions

If, at any time that shares of Preferred Stock are outstanding, the Company effects a merger or other change of control transaction, as described in the Certificate of Designations and referred to as a fundamental transaction, then a holder will have the right to receive, upon any subsequent conversion of a share of Preferred Stock (in lieu of Conversion Shares) for each issuable Conversion Share, the same kind and amount of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if such holder had been, immediately prior to such fundamental transaction, the holder of common stock.

The foregoing description of the Certificate of Designation is subject to, and is qualified in its entirety by reference to, the full text of the Certificate of Designation filed as Exhibit 4.1 to this Current Report on Form 8-K.

Item 8.01     Other Events

On August 13, 2019, the Company closed its Registered Direct Offering, Warrant Private Placement and Preferred Private Placement, a description of which was previously reported in the Company’s Current Report on Form 8-K filed on August 9, 2019 and such description is incorporated herein by reference.

The Company is filing (i) the opinion of its counsel, Squire Patton Boggs (US) LLP, as Exhibit 5.1 hereto, regarding the legality of the shares of the Company’s common stock issued pursuant to the Registered Direct Offering, and (ii) the form of the Preferred Stock, as Exhibit 4.2 hereto, issued pursuant to the Preferred Private Placement.

Item 9.01     Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No. _____________	Description ________________________________________________________
4.1	Certificate of Designation
4.2	Form of Preferred Stock
5.1	Opinion of Squire Patton Boggs (US) LLP
23.1	Consent of Squire Patton Boggs (US) LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaBay Pharmaceuticals, Inc. (Registrant)

By:	/s/ Justin Hall
Justin Hall
President & Chief Executive Officer and General Counsel

Dated: August 13, 2019